                                                                     EXHIBIT 4.6

    THIS NOTE IS A RESTRICTED SECURITY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT SUCH TRANSFER MAY OTHERWISE LAWFULLY BE MADE.

                            STRUCTURAL GENOMIX, INC.
                AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

$6,000,000.00                                          Dated:  December 16, 2004

San Diego, California

      This Amended and Restated Convertible Promissory Note is made as of the 16th day of December, 2004, ("Restatement Date") by and between Structural GenomiX, Inc., a corporation duly organized and existing under the laws of Delaware (the "Company") and Millennium Pharmaceuticals, Inc. (as successor in interest to mHOLDINGS TRUST) or registered assigns (the "Holder").

Preliminary Statements:

      1. Holder received from Company a Convertible Promissory Note dated December 21, 2001 in the principal sum of USD $6,000,000, as previously amended by Amendment No. 1 dated March 14, 2003, Amendment No. 2 dated August 29, 2003 and Amendment No. 3 dated February 5, 2004; (the "Note").

      2. Company and Holder now wish to amend and restate the Note to set out fully their respective rights and obligations as set forth below.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned hereby agrees as follows:

      Structural GenomiX, Inc., a corporation duly organized and existing under the laws of Delaware (the "Company"), for value received, hereby promises to pay to mHOLDINGS TRUST or registered assigns (the "Holder"), the principal sum of $6,000,000.00. This Note is executed and delivered in connection with that certain Convertible Promissory Note Purchase Agreement dated December 21, 2001 by and among the Company, the Holder and Millennium Pharmaceuticals, Inc. ("Millennium") (as the same may be amended, modified or supplemented or restated, the "Purchase Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.


                                       1.

      1. Principal;. As of the Restatement Date, the full principal amount of this Note has converted to the Convertible Amount pursuant to Section 5.

      2. Interest. No interest shall accrue on the unpaid principal balance of this Note. Interest shall accrue on overdue payments of principal, unless such payments have been extended by the Holder, at the annual rate of fifteen percent (15%).

      3. Registration and Transfer of the Note. The Company will keep the registration and transfer books for the Note. The Note may be transferred only on the books of the Company. The Note may not be transferred without the prior written consent of the Company, except to affiliates of mHoldings Trust (the "Permitted Transferees"). The Note may be transferred to a Permitted Transferee only if (a) prior to any such transfer, the Permitted Transferee enters into a written agreement in form and substance acceptable to the Company pursuant to which the Permitted Transferee agrees to be bound by all of the provisions of the Note and the Purchase Agreement and (b) such transfer complies with all applicable federal and state securities laws and prior to any such transfer, and if requested by the Company, the Holder provides to the Company an opinion of counsel satisfactory to the Company regarding compliance with applicable federal and state securities laws. Upon surrender or transfer of the Note at the principal office of the Company, duly endorsed for transfer or accompanied by a proper assignment duly executed by the registered owner or such owner's attorney duly authorized in writing, and accompanied by the documents described in the preceding sentence, the Company will issue and deliver to the transferee a new, fully registered Note in like principal amount. Any attempted transfer of the Note, any portion thereof or any interest therein that is not in compliance with the provisions of this Section 4 shall be null and void.

      4. No Prepayment. This Note may not be prepaid without the prior written consent of the Holder, except as expressly provided herein.

      5.    Conversion.

      (a) Subject to Sections 5(b) - (e) below, portions of the principal on the Note will convert into the right of the Holder to receive shares of the Company's equity securities as set forth below in this Section 5 (the "Conversion Securities"). The amount so converted into the obligation to issue shares of the Conversion Securities shall at any time be referred to as the "Convertible Amount": As of the Restatement Date, the full principal amount of this Note ($6,000,000) has converted to the Convertible Amount;

      (b) Actual conversion of the Convertible Amount into the Conversion Securities shall occur immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock, (the "Common Stock") or other class of stock for the account of the Company and listing on a U.S. national securities exchange or admitted for quotation on the Nasdaq National Market (the " IPO") or immediately prior to the closing of any


                                       2.

Sale of the Company (as defined below) upon the following terms:

            (i) if the Convertible Amount converts pursuant to an IPO, then upon the closing of the IPO, the Convertible Amount shall convert automatically, without further action by the Company or the Holder, into Common Stock or such other class or type of securities registered pursuant to the IPO (the "IPO Stock") at the same price per share that the IPO Stock is first sold to the public in the IPO and the Company shall promptly notify its transfer agent to issue a certificate to the Holder for such IPO stock; and

            (ii) if the Convertible Amount converts pursuant to a Sale of the Company, then immediately prior to the closing of the Sale of the Company, the Convertible Amount shall convert automatically, without further action by the Company or the Holder, into the same type(s) and class(es) of securities issued at the Company's most recently completed round of financing which yielded at least $5,000,000 in gross proceeds to the Company (a "Qualified Financing"). The price at which the Convertible Amount converts into such Conversion Securities shall be the Sale Value per share of such securities. The "Sale Value" per share of the Conversion Securities shall be (i) if the Conversion Securities will be sold for cash in the Sale of the Company, the amount of cash received per share for the Conversion Securities; (ii) if the Conversion Securities will be exchanged for property other than cash, the fair market value of the consideration received per share in exchange for the Conversion Securities;
(iii) if all or substantially all of the assets of the Company will be sold, leased or otherwise disposed (the "Asset Sale"), the net book value per share of the Conversion Securities as measured by taking the total amount received in the Asset Sale, subtracting any liabilities of the Company and the Convertible Amount existing immediately prior to the Asset Sale, and dividing the result by the Company's total issued and outstanding shares of Common Stock on an as converted basis immediately prior to the Asset Sale; or (iv) any combination of the foregoing, as applicable.

"Sale of the Company" shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; or (C) any Asset Sale; provided that, notwithstanding the foregoing, "Sale of the Company" shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is receive by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

      (c) In no event shall the Convertible Amount convert into a total number of Conversion Securities which on an as converted to Common Stock basis would exceed 9.9% of the Company's total issued and outstanding shares of Common Stock as of the date of such conversion (the "Applicable Conversion Date"); if conversion of the Convertible Amount would exceed this 9.9% threshold, then only that portion of the Convertible Amount that would convert into a total number of Conversion Securities which on an as converted to Common Stock basis


                                       3.

would equal 9.9% of the Company's total issued and outstanding shares of Common Stock as of the Applicable Conversion Date (including, for purposes of such calculation, any Conversion Securities issued previously upon conversion of any Convertible Amount and currently held by the Holder as of the Applicable Conversion Date) shall be so converted. Once such maximum conversion limitation has been met, no further portion of the principal under the Note shall convert into the Convertible Amount, and the remainder of such unconverted Convertible Amount under the Note shall be repaid in a security to be negotiated at that time.

      (d) Once the principal under the Note, or any portion thereof, has converted into the Convertible Amount, such portion of the Note that has so converted and the Convertible Amount shall represent solely the right to receive Convertible Securities pursuant to this Section 5. After the Convertible Amount has been converted pursuant to the terms of this Section 5, the Holder shall surrender the Note at the office of the Company. If converted, the Company shall, as soon as practicable thereafter, cause to be issued and delivered to the Holder of this Note a certificate or certificates in the name of the Holder (unless otherwise designated in writing by the Holder or Millennium) for the number and type of shares to which the Holder of this Note shall be entitled. The person or persons entitled to receive the shares issued upon conversion shall be treated for all purposes as the record holder or holders of such shares as of such date. No fractional shares shall be issued upon conversion of this Note. In lieu thereof, the Company shall pay to the Holder the amount of outstanding principal that is not so converted by wire transfer to a bank and an account designated by the Holder.

      (e) If the Company shall by reclassification of securities or otherwise change any of the Conversion Securities into the same or a different number of securities of any other class or classes, this Note shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Conversion Securities immediately prior to such reclassification.

      (f) At the time(s) of any conversion of the Convertible Amount into Conversion Securities, the Company shall deliver to the Holder on the date(s) of any such conversion an opinion of counsel from the Company's outside counsel (such counsel being reasonably satisfactory to the Holder) stating that such Convertible Securities are duly authorized, validly issued, fully paid and non-assessable.

      6. Persons Deemed Owners. The person in whose name the Note is registered on the books and records of the Company shall be deemed to be the absolute owner thereof for all purposes, and payment of any principal or interest on such Note shall be made only to the registered owner thereof or such owner's legal representative. All payments made to the registered owner or such owner's legal representative shall be valid and effectual to discharge the liability of the Company upon this Note to the extent of the sum or sums so paid.

      7. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness. "Senior Indebtedness" shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts for reasonable fees, expenses, costs of enforcement and other


                                       4.

amounts due in connection with (a) indebtedness of the Company for borrowed money to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (b) any such indebtedness for borrowed money or any debentures for borrowed money, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

      8. Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.

      9. Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and the Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all such Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note unless within one hundred eighty (1 80) days after the happening of such event of default the maturity of such Senior Indebtedness shall not have been accelerated and such payment blockage shall only continue so long as collection of Senior Indebtedness is being diligently pursued. Not more than one notice (in the aggregate) may be given to the Holder pursuant to the terms of this Section 11 during any three hundred sixty day (360) day period. Upon the cure, waiver or ceasing to exist of any such event of default, or upon the payment in full of all such Senior Indebtedness, the Company shall immediately pay to the Holder interest, at the rate set forth in Section 2 above with respect to overdue amounts, on the outstanding amount hereunder from the date of the happening of such event of default.

      10. Further Assurances. By acceptance of this Note, the Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness and, as a condition to the Holder's rights hereunder, the Company may require that the Holder execute such forms of subordination agreement, provided that such forms shall not impose on the Holder terms less favorable than those provided herein.

      11. No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Note to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Note shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and


                                       5.

payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law; and notwithstanding such rights, if any, of the holders of Senior Indebtedness under this Note, nothing contained in this Note shall impair the conversion of the principal of this Note into the Convertible Amount or the conversion of the Convertible Amount into the Conversion Securities, or the right of the Holder (or its designee) to receive and retain, and not turn over to the holder of any Senior Indebtedness, any Conversion Securities issued to the Holder or its designee.

      12. Reliance of Holders of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

      13. Amendment. The terms of this Note may only be modified by the Holder and the Company in writing.

      14. Additional Terms and Conditions. The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of the Note, except for notice of proposed transfer of the Note in accordance with the terms hereof and notices of default as provided herein or except as otherwise expressly provided herein; (ii) agrees that any failure to act or failure to exercise any right or remedy, on the part of the Holder shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under the Note; and (iii) agrees to pay, on demand, all reasonable costs and expenses of collection of the Note and for the enforcement of the Holder's right hereunder, including reasonable attorney's fees and disbursements.

      15. Invalidity. In the event any one or more of the provisions of the Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of the Note operate or would prospectively operate to invalidate the Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of the Note and the remaining provisions of the Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced and disturbed thereby.

      16. Governing Law. The General Corporation Law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.


                                       6.

      17. Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

Notices to the Company shall be addressed to:

      Structural GenomiX, Inc.
      10505 Roselle Street
      San Diego, California  92121
      Attn: Vice President, Finance
      Telephone: (858) 558-4850
      Facsimile:  (858) 558-3402

Notices to Holder shall be addressed to:

      Millennium Pharmaceuticals, Inc.
      40 Landsdowne Street
      Cambridge, Massachusetts 02139-4815
      Attn:  General Counsel
      Telephone:  (617) 679-7000
      Facsimile:  (617-374-0074

      Notices provided in accordance with this Section 17 shall be deemed delivered upon personal delivery or three (3) business days after deposit in the mail or one (1) business day after deposit with a nationally recognized overnight courier.


                                       7.

    IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Company as of the date first written above.

COMPANY:

STRUCTURAL GENOMIX, INC.

By:  /s/ Herbert G. Mutter
     -----------------------------

Print Name:  Herbert G. Mutter
             ---------------------

Title:  Vice President, Finance

HOLDER:

MILLENNIUM PHARMACEUTICALS, INC.

By:  /s/ Neil Exler
     -----------------------------

Print Name:  Neil Exler
             ---------------------

Title:  VP
        --------------------------


                                       8.